UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2014

Cole Credit Property Trust V, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-189891 (1933 Act)	46-1958593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01 in its entirety.
United Oil Portfolio — Various — On September 30, 2014, ARCP AU Oil Portfolio I, L.P., a Delaware limited liability company and a wholly-owned subsidiary of Cole Operating Partnership V, LP (“CCPT V OP”), the operating partnership of Cole Credit Property Trust V, Inc. (the “Company”), entered into an agreement of purchase and sale with CF United PropCo, LLC, a Delaware limited liability company (the “Seller”), which is not affiliated with the Company, its advisor or affiliates (the “Purchase Agreement”). The Company and its affiliates maintain no material relationships with the Seller or its affiliates, other than in respect of the parties’ entry into the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, CCPT V OP agreed to purchase 14 United Oil locations, constituting approximately 20,000 square feet of single-tenant retail buildings, leased pursuant to a master lease with Apro, LLC, and located in 10 cities across the state of California (the “Properties”), for an aggregate purchase price of approximately $58.5 million, exclusive of closing costs. The Properties were constructed between 1997 and 2014.
On September 30, 2014, CCPT V OP purchased 13 (the “Acquired Properties”) of the Properties constituting approximately 18,000 square feet of single-tenant retail buildings, leased pursuant to a master lease with Apro, LLC, and located in 10 cities across the state of California, for an aggregate purchase price of approximately $52.7 million, exclusive of closing costs. Pursuant to the terms of the Purchase Agreement, the acquisition of the remaining property is expected to be completed on or prior to October 31, 2014.

Item 2.01	Completion of Acquisition or Disposition of Assets
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01 in its entirety.
On September 30, 2014, CCPT V OP, through its wholly-owned subsidiary mentioned above, acquired the Acquired Properties from the Seller. The principal provisions of the master lease at the Acquired Properties are set forth in the following table:

Property	Major Tenant	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (1)	Effective Annual Base Rent (2)		Effective Annual Base Rent per Square Foot (2)	Lease Term (3)
United Oil Portfolio — Various	Arpo, LLC	18,457	100%	3/5 yr.	$3,345,000	(4)	$181.23	9/30/2014	–	6/29/2034

(1)    Represents the number of renewal options and the term of each option.

(2)	Effective annual base rent and effective annual base rent per square foot include adjustments for rent concessions or abatements, if any.

(3)
Represents the lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancelable lease term, assuming no renewals are exercised. In general, the Company intends for its properties to be subject to long-term triple or double net leases that require the tenants to pay substantially all operating expenses in addition to base rent.

(4)
The annual base rent under the master lease increases annually by 1.5% of the then-current annual base rent for the first five years of the lease term and then the annual base rent under the master lease increases every five years by 7.5% of the then-current annual base rent.

The purchase of the Acquired Properties was funded with proceeds from the Company’s ongoing public offering of common stock, certain borrowings from the Company’s revolving bank credit facility, as described in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 1, 2014 (the “Credit Facility”), and certain borrowings from the Company’s revolving line of credit with Series C, LLC, an affiliate of Cole REIT Advisors V, LLC (“CR V Advisors”), the Company’s advisor, as described in the Company’s Current Reports on Form 8-K filed with the SEC on March 18, 2014 and September 30, 2014 (the “Amended Series C Loan”). In connection with the acquisitions, CCPT V OP borrowed $48.5 million under the Credit Facility and $20.0 million under the Amended Series C Loan on September 29, 2014 and September 30, 2014, respectively. As of September 30, 2014, the borrowing base under the Credit Facility based on the underlying collateral pool for qualified properties was approximately $48.6 million and the amount outstanding under the Credit Facility was $48.5 million. As of September 30, 2014, the amount outstanding under the Amended Series C Loan was $20.0 million. In connection with the acquisition of the Acquired Properties, the Company paid an affiliate of Cole REIT Advisors V, LLC, its advisor, acquisition fees and expenses totaling approximately $1.3 million. Other than in respect of the Company’s acquisition of the Acquired Properties from the Seller pursuant to the Purchase Agreement described above, the Company, its advisor, its directors, its officers and their respective associates and affiliates have no relationship with the Seller and its affiliates.
In evaluating the Properties as potential acquisitions, including the determination of an appropriate purchase price to be paid for the Properties, the Company considered a variety of factors, including the condition and financial performance of the Properties, the terms of the existing lease and the creditworthiness of the tenant, property location, visibility and access, age of the Properties, physical condition and curb appeal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including trade area population and average household income, and neighborhood growth patterns and economic conditions. The Company does not currently have plans to incur any significant costs to renovate, improve or develop the Properties, and the Company believes that the Properties are adequately insured.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information pertaining to the Company’s borrowings under the Credit Facility and the Amended Series C Loan set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2014	COLE CREDIT PROPERTY TRUST V, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer
Principal Financial Officer

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